January 20, 1999




Ms. Laurane S. Magliari
2 Paragon Drive
Montvale, NJ  07645

Dear Ms. Magliari:

    This letter sets forth the key points of your employment with A&P.

      1.  Title:  Senior Vice President, People Resources  and
        Services.

      2. Salary.  $300,000 annually.

      3. Bonus.   You will be entitled to participate  in
      the  Company's Corporate Management Bonus Program with
      a bonus  base  of  $122,000.   The  bonus  will   be
      guaranteed for the first year of your employment.

      4. Stock  Options.   You will receive  a  grant  of
      37,000 Stock Options under the A&P Stock Option Plan at the price in effect on the date you begin employment with A&P. Subsequent awards under the Company's new five year program, which envisions annual share awards, are at the decision of the Board
      of  Directors  based  upon  individual  and   Company
      performance as well as other criteria. As we discussed your targeted award would be in the 20,000
      - 25,000 share range for fully acceptable performance. The Board has the final decision on meeting fully acceptable standards.

      5. Health Benefits. You will participate in the Company's Executive Medical Program immediately upon commencement of employment.

    We confirm that you will begin your employment on or about February 16, 1999.

    Please be so kind as to indicate your agreement with the foregoing by signing in the space provided below.

                              Very truly yours,

                              THE GREAT ATLANTIC & PACIFIC
                              TEA COMPANY, INC.



                              By:--------------------------
                                   Fred Corrado
                                   Vice Chairman


--------------------------
Laurane S. Magliari




                              April 6, 1999

Ms. Cheryl Palmer
2 Paragon Drive
Montvale, NJ  07645


Dear Ms. Palmer:

We are pleased to confirm to you our offer for employment.
The details are as follows:

    You will be employed by The Great Atlantic & Pacific
    Tea Company, Inc. on an agreed upon date, as Sr.
    Vice President Strategic Marketing, reporting to
    Christian Haub, President & CEO, which is conditioned on satisfactory substance abuse testing.

    Your base salary will be $200,000 per annum, payable in four weekly increments (13 times per year) at a rate of $15,384.61. Checks are issued on Thursday of the last week of each fiscal period.

    As Sr. Vice President Strategic Marketing, you will participate in the Fiscal Year 1999 Management Bonus
    Plan at a target bonus rate of 35% of grade mid-point (1999 mid-point is $244,000).

    Additionally, you will be granted an issuance of 10,000 Stock Options under the A&P Stock Option Plan at the price in effect on the date you begin employment with A&P.

    Vacation entitlement will be three (3) weeks each calendar year. You will participate in the Company's Executive Medical Program immediately upon commencement of employment. You will be eligible to participate in the A&P Retirement and Savings Plan upon completion of one year of employment.

We will be delighted with your decision to join A&P. We believe your association with our organization will be extremely beneficial to both of us.

                              Sincerely,




Enclosed is a duplicate copy of this letter which I would appreciate your signing and returning indicating agreement with the above.




-----------------------            ------------------------
CHERYL PALMER                      DATE